Contact:
                                           Patriot National Bank
                                           900 Bedford Street
                                           Stamford, CT 06901
                                           Charles F. Howell
                                           President and CEO
                                           Robert F. O'Connell
                                           SEVP & CFO
                                           (203) 324-7500
FOR IMMEDIATE RELEASE


PATRIOT NATIONAL BANCORP, INC. REPORTS HIGHER EARNINGS

STAMFORD, CT, FEBRUARY 6, 2004. Patriot National Bancorp, Inc. (NASDAQ Small Cap "PNBK"), the parent of Patriot National Bank, reported higher net income for the fourth quarter ended December 31, 2003. Net income for the quarter was up 36% to $310,000 ($0.13 diluted income per share) compared to $228,000 ($0.09 diluted income per share) for the same period last year. For the twelve month period ended December 31, 2003, net income was $1,341,000 ($0.55 diluted income per share) representing an increase of 27% over the prior twelve month period when net income was $1,052,000 ($0.43 diluted income per share).

Total assets increased 38% from December 31, 2002 to end the current year at $342 million. Total loans increased by 26% and total deposits increased by 33% to $214 million and $290 million, respectively at December 31, 2003. Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, stated that the growth in the balance sheet was due to the continued expansion of the branch network and the strength of the local real estate market. Total commercial real estate loans increased by 46% during the year to $96 million at December 31, 2003 and construction loans ended the year at $57 million, also representing an increase of 46%. Total non-accruing loans dropped from $201,000 at December 31, 2002 to $150,000 at December 31, 2003.

Net interest income for the year was $9,626,000 compared to $7,840,000 for the prior year. For the quarter ended December 31, 2003, net interest income was $2,676,000, an increase of 24% from the same quarter last year, and an increase of 8% from the third quarter of this year as the net interest margin increased by seven basis points during that period.

Non-interest income increased by 17% for the year to $4,814,000, due primarily to higher levels of residential mortgage originations, but was down 15% in the quarter ended December 31, 2003, compared to the same period last year, due to the slowdown in the refinance market. Non-interest expenses were $2,933,000 for the quarter ended December 31, 2003, an increase of 13% from the fourth quarter of 2002. For the twelve month period, non-interest expenses increased from $9,813,000 to $11,659,000. Operating expenses were up during the quarter and the year due to three new branches opened during 2003 and higher levels of commissions and variable operating costs relating to increased levels of residential mortgage originations.

Mr. Howell said that he was pleased with the overall performance during 2003. The successful opening of three new branches during the year resulted in significant increases in both loans and deposits. Despite the growth in the loan portfolio, credit quality continues to be strong. Mr. Howell stated that it is particularly gratifying to see relationships being developed with new commercial and retail customers as well as the expansion of existing customer relationships.

Patriot National Bank is headquartered in Stamford, CT and has seven full service branches in Stamford, Greenwich, Old Greenwich, Norwalk and Wilton.

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications.